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                                                                   EXHIBIT 3.15


                      ARTICLES OF AMENDMENT AND RESTATEMENT

                                       OF

                             PHOENIX FUEL CO., INC.


         Pursuant to the provisions of A.R.S. Sections 10-1006 and 10-1007, Phoenix Fuel Co., Inc., an Arizona corporation, hereby adopts the following Amended and Restated Articles of Incorporation and certifies as follows:

         FIRST:  The name of the corporation is Phoenix Fuel Co., Inc.

         SECOND: The Articles of Incorporation are amended and restated as set forth in Exhibit "A" attached hereto and incorporated herein by this reference.

         THIRD: The Amended and Restated Articles of Incorporation contain an amendment to the Articles of Incorporation requiring shareholder approval.

         FOURTH: The Amended and Restated Articles of Incorporation were adopted by the shareholder and the board of directors of the corporation on May 1, 2002, in the manner prescribed by the Arizona General Corporation Law.

         FIFTH: As of the date of adopting the amendment, there were 560 shares of common stock outstanding and entitled to vote. All shares of common stock entitled to vote voted to approve the amendment, which was a sufficient number to approve the amendment.

         SIXTH: The Amended and Restated Articles of Incorporation remove any reference to par value for shares of the corporation.

         SEVENTH: The Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto in their entirety.

         DATED: May 1, 2002.

                                         Phoenix Fuel Co., Inc.,
                                         an Arizona corporation


                                         By:      /s/ Gary R. Dalke
                                            ------------------------------------
                                              Gary R. Dalke, Vice President
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                                   EXHIBIT "A"

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                             PHOENIX FUEL CO., INC.


                                     I. NAME

         The name of the corporation is Phoenix Fuel Co., Inc.

                             II. AUTHORIZED CAPITAL

         The corporation shall have authority to issue 5,000 shares of Common Stock.

                        III. PURPOSE AND INITIAL BUSINESS

         The corporation is organized for the purpose of transacting all lawful business for which corporations may be organized under the laws of the State of Arizona, as amended from time to time. The corporation initially intended to conduct in the State of Arizona the business of buying, selling, marketing, transporting and otherwise dealing in petroleum products.

                         IV. CURRENT BOARD OF DIRECTORS

         The current Board of Directors consists of three members, who shall serve as directors until their successors are elected and qualified, and whose names and address are as follows:

                                Kim H. Bullerdick
                                   Mark B. Cox
                                  Gary R. Dalke
                             23733 N. Scottsdale Rd.
                              Scottsdale, AZ 85255


                               V. STATUTORY AGENT

         CT Corporation System, 3225 North Central Avenue, Phoenix, Arizona 85012 is the statutory agent for the corporation for the State of Arizona.

                           VI. KNOWN PLACE OF BUSINESS

         The street address of the corporation's known place of business is 2343 North 27th Avenue Phoenix, Arizona 85009.
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                     VII. ELIMINATION OF DIRECTOR LIABILITY

         To the fullest extent permitted by the Arizona Revised Statutes as the same exist or may be hereafter amended, no director of the corporation shall be liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or failure to act of a director of the corporation occurring prior to such repeal, amendment or modification.

                              VIII. INDEMNIFICATION

         To the fullest extent permitted by the Arizona Revised Statutes as the same exist or may be hereafter amended, the corporation shall indemnify and advance expenses to any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer or director of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity. The foregoing indemnification and advancement of expenses shall be mandatory in all circumstances in which the same are permitted by law. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any matter giving rise to indemnification and advancement of expenses occurring prior to such repeal, amendment or modification.